Exhibit 99.1

QUARTERLY REPORT September 2021

Highlights

SAFETY / OPERATIONS

➢	Improved safety rates across both Australian and U.S. jurisdictions. Australia TRIFR rate improved 29% and U.S. TRIR improved 15% compared to 30 June.

➢	Curragh 155 days LTI free, best result since March 2017.

➢	Group Saleable production for the September quarter was 4.5 Mt, up 6.9% on the June quarter.

➢	Year-to-date ROM production of 20.0 Mt and Saleable production of 13.3 Mt, up 8.5% and 5.8% respectively compared to prior year.

➢	COVID-19 Vaccine Incentive Program implemented in the U.S.

COAL SALES

➢	U.S. domestic annual contract negotiations for FY 2022 are largely complete. Coronado anticipates a volume weighted average price across all grades of Met Coal products to U.S. domestic customers of approx. $187 per metric tonne (FOR), reflecting a price that is $100 per metric tonne higher than the price achieved in FY 2021. These fixed price and tonnage contracts currently cover 32% of annual U.S. production and 92% of all U.S. operating costs.

➢	Group Sales volumes for September quarter were 4.6 Mt, up 1.9% compared to the June quarter.

➢	Group realised Met Coal price of $144.0 per tonne for the September quarter (mix of FOR / FOB / Domestic pricing) was up 37.0% compared to the June quarter.

➢	Strong post pandemic recovery in global economic and industrial activity, coupled with a shortage in supply of Met Coal, saw price indices reach all-time records in the September quarter.

FINANCIAL AND CORPORATE

➢	Group Revenue for the September quarter was $574 million (unaudited), up 35.2% on the previous quarter.

➢	Group Mining cost per tonne sold year to date was $64.7 per tonne (unaudited) impacted principally by higher average FX and lower sales volumes from Australia.

➢	Improved cash flow generation in the quarter saw Net Debt reduce to $154 million at 30 September 2021 ($236 million at 30 June 2021). Based on current and forward Met Coal price estimates, Coronado expects to be Net Debt neutral or in a Net Cash position by 31 December 2021.

➢	Year-to-date Capex of $69.9 million, down 18.1% on prior year ($85.3 million).

➢	Full recovery of Xcoal outstanding overdue receivable balance and reversal of associated accounting provisions complete.

Coronado Global Resources Inc.

ARBN: 628 199 468

Registered Office

Level 33, Central Plaza One

345 Queen Street

Brisbane QLD 4000

Australia

T +61 7 3031 7777

E investors@coronadoglobal.com

www.coronadoglobal.com

About Coronado

Coronado Global Resources Inc. is a leading international producer of high-quality Met Coal, an essential element in the production of steel. Our coals, transformed in the steelmaking process, support the manufacture of everyday steel-based products, including renewable energy infrastructure, that enrich lives around the world.

Coronado has a portfolio of operating mines and development projects in Queensland, Australia, and Pennsylvania, Virginia and West Virginia in the United States. Coronado is one of the largest Met Coal producers globally by export volume, serving customers on five continents. Coronado is committed to operating in an ethical and sustainable manner and supporting the communities in which we operate.

The management team has extensive global experience with blue chip resource companies and has a successful track record of building and operating coal mining operations in Australia, the United States and globally. This operational experience is supplemented with a strong knowledge base of domestic and international coal markets and their key drivers.

Coronado was listed on the ASX on 23 October 2018.

All $ values are US dollars unless otherwise stated. All production and sales tonnages are in metric tonnes unless otherwise stated.

All information contained within this release is unaudited.

Coronado will release its Form 10-Q quarterly and year-to-date results to the ASX and SEC on 9 November 2021.

Message from the CEO

Gerry Spindler, Chief Executive Officer

During the September quarter, Coronado has continued to take advantage of its unique geographical diversification as a Met Coal supplier of scale to meet the requirements of steel customers across the globe. As the import restrictions on Australian coal continue, our U.S. operations have benefited from their ability to export coal to China in the current elevated price environment.

Met Coal prices during the quarter reached record levels and continue to remain elevated due to a combination of strong global demand and tight supply. Coronado expects index prices to remain above historical averages for the rest of 2021 and into 2022.

I am pleased to announce that Coronado has successfully agreed annual fixed priced and tonnage contracts for FY 2022 with the majority of its U.S. domestic customers. We forecast to realise a volume weighted average price across all grades of metallurgical products to U.S. domestic customers of approximately US$187 per metric tonne (FOR), reflecting a price that more than doubles the FY 2021 price. These contracts currently cover 32 per cent of our annual U.S. production and cover 92 per cent of all U.S. operating costs.

Coronado is on the right path and continues to deleverage its balance sheet. We expect to generate strong cash flows in the December quarter given the current market dynamic.

Safety and COVID-19 Response

In Australia, the TRIFR at the end of September 2021 was 4.00, down from 5.63 at June 2021 and 9.40 at December 2020. The safety improvement at Curragh represents a 57% improvement over the December 2020 rate. The U.S. operations recorded a TRIR of 2.28 at the end of September 2021, down from 2.55 at June 2021. Both regions continue to outperform national industry averages.

It is pleasing to see continued improvements in safety at our Australian operations. The combined focus from management, employees and contractors in driving an improved safety culture and increasing safety interactions, including a number of ‘safety resets’, is paying dividends. The Curragh mine achieved 155 days LTI free during the quarter which was the mine’s best result since it was acquired by Coronado.

In the U.S. our Safety Development Groups have focused on identified risk areas, specifically miners with less than two years’ experience and roof bolting machine operators, which has contributed to the improved U.S. September TRIR rate.

To combat the increased risk to our people and operations from the COVID-19 Delta variant, the Coronado COVID-19 Steering Committee has implemented a Vaccine Incentive Program (VIP) rewarding U.S. employees with a US$1,000 bonus upon being fully vaccinated. The implementation of the VIP has seen a meaningful increase in vaccination rates in our U.S. workforce during the quarter. The Committee continues to encourage all workers across all jurisdictions to be vaccinated and provides access to educational materials about vaccine safety and efficacy.

September Quarter Operating Performance

The U.S. operations continued to perform very well during the September quarter with both ROM and Saleable Production levels up against prior quarter, despite heightened absenteeism levels from COVID-19 at the Logan operations.

In Australia, Saleable Production from the Curragh mine was higher during the September quarter. During the quarter a review of the mine plan was undertaken to focus on the prioritisation of draglines for waste removal works to ensure enhanced coal availability which should deliver higher production levels in the December quarter.

The fourth quarter focus for our operations is to continue to execute our plans and optimise production levels to meet the robust market demand while pricing remains elevated.

Balance Sheet and Liquidity

The higher price environment is accelerating Coronado’s efforts to further strengthen its balance sheet and improve its liquidity position. Coronado’s net debt position was $154 million at 30 September, a reduction of $82 million from the prior quarter.

Coronado expects further material reduction of our net debt position in the fourth quarter with the potential to be in a net cash position by year end should pricing remain at elevated levels.

Market Outlook

The average PLV HCC FOB AUS price index increased 92% quarter on quarter to $264/tonne for the period July to September 2021. During the same period, the average LV HCC FOB USEC price increased by 57% to $280/tonne.

Continued strong global steel demand combined with tight Met Coal export supply availability from Australia and the U.S., in addition to mine closures due to safety and environmental factors and adverse weather limiting China’s domestic supply, and constrained exports from Mongolia due to COVID-19, have driven seaborne prices to historical highs with both the Australian and U.S. indices exceeding $400/tonne during the quarter and into October.

In the near term, Met Coal prices are expected to remain firm due to high demand, however, will moderate as supply recovers and lifts in response to the current high prices and China continues its efforts to moderate steel output.

Production and Sales

Quarterly Production and Sales Performance

Summary Information (unaudited)		Sep Q21	Jun Q21	Change	Sep 2021 YTD	Sep 2020 YTD	Change
ROM Production	Mt	6.3	6.9	(8.8)%	20.0	18.4	8.5%
Australia	Mt	3.0	3.6	(16.9)%	10.3	11.0	(6.9)%
USA	Mt	3.3	3.2	0.3%	9.7	7.4	31.4%
Saleable Production	Mt	4.5	4.2	6.9%	13.3	12.6	5.8%
Australia	Mt	2.8	2.7	5.6%	8.5	9.0	(3.5)%
USA	Mt	1.7	1.5	9.3%	4.8	3.6	33.1%
% Met Coal	%	80.3%	81.8%	(1.5)%	81.7%	78.7%	3.0%

Sales Volumes	Mt	4.6	4.5	1.9%	13.5	13.2	1.8%
Australia	Mt	2.8	2.8	(0.9)%	8.5	9.2	(7.5)%
USA	Mt	1.8	1.7	6.5%	4.9	4.0	23.2%
Sales Mix
Met Coal	%	81.2%	82.7%	(1.5)%	82.2%	79.5%	2.7%
Thermal Coal	%	18.8%	17.3%	1.5%	17.8%	20.5%	(2.7)%
Export Sales	%	75.0%	75.0%	0.0%	76.0%	74.0%	2.0%
Domestic Sales	%	25.0%	25.0%	0.0%	24.0%	26.0%	(2.0)%
AU- Realised Met Price (FOB)	US$/t	154.9	105.2	47.2%	117.0	97.5	20.0%
PLV HCC FOB AUS Index Price	US$/t	263.7	137.5	91.8%	177.0	129.5	36.7%
% of PLV HCC AUS Index	%	58.7%	76.5%	(17.8)%	66.1%	75.3%	(9.2)%
US - Realised Met Price (FOR)	US$/t	131.6	105.0	25.3%	111.5	85.8	30.0%
% of PLV HCC AUS Index	%	49.9%	76.4%	(26.5)%	63.0%	66.3%	(3.3)%
Group - Realised Met Price	US$/t	144.0	105.1	37.0%	114.6	93.1	23.1%
% of PLV HCC AUS Index	%	54.6%	76.4%	(21.8)%	64.7%	71.9%	(7.2)%

Note: Coronado reports its production and financial information on a geographical segment basis. Please refer to the Appendix for operation specific production and sales data. Some numerical figures in the above table have been subject to rounding adjustments. Accordingly, numerical figures shown as totals may not equal the sum of the figures that follow them. During Q3 2021, Coronado revised its production reporting methodology such that the clean equivalent of ROM coal inventory on hand at period end is now included as part of saleable production. Comparative saleable production figures have not been updated for this revised methodology.

Saleable production for the Group in the September quarter of 4.5 Mt was 6.9% higher compared to the June quarter. Saleable production from the Australia operations of 2.8 Mt was broadly in line with production levels from the preceding June and March quarters. The Australian operations are investigating opportunities for higher ROM and Saleable production tonnages in the December quarter post recent sequencing works planned at achieving higher coal availability. U.S. Operations’ saleable production of 1.7 Mt was 9.3% higher compared to June quarter primarily due to Buchanan having normalized production levels following preparation plant downtime in the previous quarter. Year to date saleable production at the U.S. Operations was 4.8Mt, or 33.1% higher compared to the same period in 2020, primarily due to production returning to pre-COVID levels whereas the operations were idled for two months during 2020.

Sales volumes for the Group in the September quarter of 4.6 Mt were 1.9% higher compared to the June quarter. Sales volumes of 2.8Mt from Curragh were consistent with prior quarter. Year-to-date sales volumes were 0.7 Mt or 7.5% lower compared to the same period in 2020 driven by lower production due to mine sequencing and equipment maintenance, plus some sales slippage into the fourth quarter. Sales volumes from the U.S. increased by 0.1 Mt or 6.5% from the previous quarter due to continued strong demand for U.S. sourced Met Coal. Year-to-date sales volume increased 0.9 Mt or 23.2% compared to the same period in 2020.

The realised Met Coal price for Australia (Curragh) was $154.9 per tonne (FOB) for the September quarter, an increase of 47.2% compared to the previous quarter. The realised Met Coal price for the U.S. Operations of $131.6 per tonne (FOR) was 25.3% higher than the prior quarter and 30.0% higher for the nine months to September 2021 compared to the same period in 2020. The increase in realised Met Coal price was largely driven by strong demand and higher average prices in the seaborne export markets due to the better than expected post pandemic rebound in global steel demand coupled with shortages in the supply of coal.

Export sales as a percentage of total sales for the September quarter was 75.0%, in line with the previous quarter. Coronado’s proportion of Met Coal sales revenue as a percentage of total coal revenues in the September quarter was 94.9% and year to date was 94.3%.

In October, Coronado agreed U.S. domestic fixed price and tonnage contracts for FY 2022 with the majority of its customers. Coronado anticipates realising a volume weighted average price across all grades of Met Coal products to U.S. domestic customers of ~US$187 per metric tonne (FOR), reflecting a price that is US$100 per metric tonne higher than the volume weighted average price achieved in FY 2021 (~US$87 per metric tonne (FOR)). These contracts currently cover 32 per cent of our annual U.S. production and cover 92 per cent of all U.S. operating costs.

Financial and Corporate

September quarter revenue was $574 million (unaudited), up 35.2% compared to the June quarter. Year-to-date revenue was $1,374 million (unaudited), up 26% compared to the corresponding nine-month period in 2020.

FY21 year to date mining cost per tonne sold for the Group was $64.7 per tonne (unaudited), up from $56.0 per tonne for period ended 30 September 2020. Mining cost per tonne sold are higher primarily due to the impacts of higher FX and lower Australian production volumes. For the nine months ended 30 September 2021 the average USD : AUD FX rate was $0.76 compared to the nine months ended 30 September 2020 of $0.68.

FY21 year to date capital expenditure of $69.9 million, down 18.1% from $85.3 million for the comparative period ended 30 September 2020 due to prudent capital management.

Strong cash flow generation in the quarter saw the Company’s Net Debt position reduce to $154 million at 30 September 2021, consisting of $196 million in cash and $350 million in Senior Secured Notes (“Notes”) outstanding, down from $236 million at 30 June 2021 (consisting of $114 million in cash and $350 million in Notes outstanding).

Based on current and forward Met Coal price estimates, Coronado expects to be Net Debt neutral or in a Net Cash position by 31 December 2021.

On 1 October 2021, the Company announced it had received all outstanding overdue trade receivable balances from Xcoal Energy and Resources, LLC (Xcoal) and had reversed all provisions for discounting and credit losses carried on the Company’s Consolidated Balance Sheet as at 30 September 2021. The receipt of these monies was in accordance with the Company’s communications to the market for full recovery by 30 September 2021.

Coronado will release its third quarter and year-to-date 2021 results to the market on 9 November 2021.

Guidance Update

Coronado provides the following update to guidance for FY2021:

	Original FY21 Guidance	Revised FY21 Guidance
Saleable Production (Mt)	18.0 – 19.0	(a)
Mining Cost per Tonne Sold ($)	57.0 – 59.0	(b)
Capex ($m)	135 – 155	(c)

a)	Saleable Production for FY2021 is expected to be at the low-end of original market guidance.

b)	Mining Cost per Tonne Sold for FY2021 is expected to be outside of the top end of original market guidance on account of higher FY2021 AUD : USD FX rates and lower production from the Australia operations. Coronado estimates that every one cent movement in FX equates to a US$0.65 per tonne group cost variation.

c)	Capital Expenditure is expected to be outside of the low end of original market guidance due to strong capital management plans and savings throughout the year. Lower capital expenditure has helped boost liquidity levels.

Operational Overview and Outlook

Safety

In Australia, the 12-month rolling average Total Reportable Injury Frequency Rate (TRIFR) at 30 September was 4.00 compared to a rate of 5.63 at the end of June and 9.40 at the end of December 2020. In the U.S., the 12-month rolling average Total Reportable Incident Rate (TRIR) at 30 September was 2.28 compared to a rate of 2.69 at the end of June and 1.98 at the end of December 2020.  Reportable rates in Australia and the U.S. are below the relevant industry benchmarks.

The safety of our workforce is our number one priority. In Australia, the continued improvement stems from the successes of the Critical Control Management Project at Curragh. This program is focussed on identifying safety risks and controls that prevent incidents from happening, effectively communicating those controls to the workforce, and validating the controls are in place in the field. In addition, the mine conducted a series of ‘safety resets’ which were attended by all staff during the quarter. In the U.S. our Safety Development Groups have implemented a focused program that has reduced the number of roof bolter incidents during the quarter which has directly improved the TRIR.

During the quarter, the Curragh mine achieved 155 days Lost Time Injury (LTI) free. This represents the most consecutive days without an LTI since March 2017 and the best result for the mine under Coronado ownership.

To enhance the health and wellbeing of our employees at the U.S. Operations, Coronado implemented a COVID-19 Vaccine Incentive Program that pays an employee US$1,000 to get vaccinated.  Since the program commenced, vaccination rates have materially increased. In Australia, vaccination rates continue to increase in accordance with the Federal Government’s vaccination program. Coronado continues to encourage all workers to be vaccinated and provides access to educational materials on vaccine safety and efficacy. Additionally, Coronado continues to work closely with the Queensland Resources Council to escalate the supply and rates of vaccination into regional towns such as Blackwater.

Australia (Curragh)

During the quarter, Saleable Production levels from the Australian operations’ (Curragh) were 2.8 Mt, up 5.6% on the prior quarter. Throughout the quarter, management undertook a review of the mine plan to focus on the prioritisation of draglines for waste removal works to ensure enhanced coal availability in the December quarter.

Curragh realised an average Met Coal price of $154.9 per tonne (FOB) for the September quarter which was 47.2% higher than the June quarter. Curragh seaborne contracts are traditionally negotiated on a quarterly basis with reference to the average prior three-month index. Given benchmark index prices were higher during the third quarter, Coronado expects that the average realised Met Coal price for Curragh in the December quarter will be higher again.

Under the leadership of Australia’s new Chief Operating Officer, Douglas Thompson, the Curragh mine is focussed on enhanced coal production levels in the December quarter. Under the ‘One Curragh Plan’ all contracting parties and employees are committed to the mine plan and increasing operational efficiencies to ensure adequate coal availability to meet the current higher price environment.

United States (Buchanan, Logan and Greenbrier)

The U.S. operations continued to perform very well during the September quarter with both ROM and Saleable Production levels up against prior quarter, despite production not reaching its full potential due to heightened absenteeism levels from COVID-19 at the Logan operations.

The U.S. operations realised an average Met Coal price of $131.6 per tonne (FOR) for the September quarter which was 25.3% higher than the June quarter. Given continued elevated pricing from the U.S. market, Coronado expects the average realised price in the December quarter to further improve.

The fourth quarter focus for the U.S. Operations is to continue to optimise production levels to meet the robust market demand, particularly from China for Buchanan coal, while pricing remains elevated. Coronado continues to have a competitive advantage compared to other Met Coal producers given its geographical diversification and ability to access the Chinese market while the import restrictions on Australian sourced coal producers continues.

Both the Greenbrier and Amonate mines continue to remain idle and held for sale. Negotiations with third parties for the sale of these properties continues.

Coal Market Outlook

Since the start of July, the PLV HCC FOB AUS index price has risen dramatically from $198/tonne to $390/tonne at the end of September, while the LV HCC FOB USEC index price increased from $217/tonne to $412/tonne over the same period.

Australian prices continued to rise during the quarter with improving global steel demand, and tight export supply from Australia, North America and Russia due to some suppliers undertaking maintenance activities and weather events in North America impacting some logistics chains.

U.S. prices have continued to rise on the continuing tightness in the Chinese market. Following the ban on Australian coal, China has been unable to make up for lost seaborne imports which has been compounded by imports from Mongolia being restricted due to COVID-19 border control measures.

Chinese domestic coal production has also been constrained by safety checks following various mine accidents and seasonal wet weather. Additionally, a thermal coal shortage impacting power generation has led to Chinese domestic miners being directed to prioritise thermal coal production at the expense of Met Coal output.

Towards the end of the year, prices are expected to moderate from recent historical highs as supply recovers from disruptions, responds to the high prices and China continues its efforts to moderate steel output. Prices should not see a significant correction as they remain underpinned by prompt supply tightness from all regions, robust thermal coal demand over the Northern Hemisphere winter and historical low inventories across both power utilities and steel mills.

Coronado sells approximately one-third of its U.S. domestic production to U.S. customers. The near conclusion of negotiations with U.S. domestic customers for a volume weighted average price of approximately ~$187/tonne (FOR) secures a substantially higher revenue stream from our domestic book compared to FY2021.

Exploration & Development

At our proposed Mon Valley development project (formerly known as Pangburn) in Pennsylvania USA, all core hole drilling and subsurface geotechnical exploration works have been put on hold, however permitting and design works continue. It is expected that works will escalate in 2022.

Mon Valley is a 979.6-acre site with plans to develop a new underground Met Coal mine with a small footprint of surface facilities. Met Coal will be produced from the Upper Freeport Coal Seam in the safest, lowest-cost, and most environmentally responsible manner to supply Met Coal to the southwestern Pennsylvania regions and beyond. It is envisaged that this project once operating will create a significant number of new permanent jobs in the region.

During the September quarter, Coronado commenced community engagement processes with the Forward Township Planning Commission to discuss the proposed project as part of its permitting process.

At our Curragh Complex, drilling results continue to be evaluated in respect of a potential future underground mining area.

Reporting Calendar

Report	Date
FY21 Q3 / YTD Financial Results	9 November 2021
December Quarterly Report	21 January 2022
FY21 Annual Financial Results	24 February 2022

APPENDIX

Cautionary Notice Regarding Forward-Looking Statements

This report contains forward-looking statements concerning our business, operations, financial performance and condition, the coal, steel and other industries, as well as our plans, objectives and expectations for our business, operations, financial performance and condition. Forward-looking statements may be identified by words such as "may," "could," "believes," "estimates," "expects," "intends," "considers", “forecasts”, “anticipates”, “targets” and other similar words. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure, market share, industry volume, or other financial items, descriptions of management’s plans or objectives for future operations, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the Company's good faith beliefs, assumptions and expectations, but they are not a guarantee of future performance or events. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the Company's control, that are described in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the ASX and SEC on 25 February 2021, as well as additional factors we may describe from time to time in other filings with the ASX and SEC. You may get such filings for free at our website at www.coronadoglobal.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

Glossary

A$	Australian dollar currency	Realised price	Weighted average revenue per tonne sold
ASX	Australian Securities Exchange	ROM	Run of Mine, coal mined unwashed
Capital Expenditure	Expenditure included as a component of Investing Activities within the Coronado Consolidated Statement of Cash Flows	Saleable production	Coal available to sell, either washed, available to be washed (yield adjusted), or bypassed
CHPP	Coal Handling Preparation Plant	Sales volumes	Sales to third parties
EBITDA	Earnings before interest, tax, depreciation and amortization	Strip Ratio	Ratio of overburden removed to coal mined (ROM)
FOB	Free Onboard Board in the vessel at the port	TRIFR	Total Reportable Injury Frequency Rate
FOR	Free Onboard Rail in the railcar at the mine	TRIR	Total Reportable Incident Rate
HCC	Hard coking coal	US$	United States dollar currency
HVA	High Vol A
HVB	High Vol B
Index	Platts Premium Low Volatile HCC, US$/t FOB East Coast Australia
Kt	Thousand tonnes, metric
LTI	Lost Time Injury
Met Coal	Metallurgical quality coal
Mining costs per tonne sold	Costs of coal revenues / sales volumes
Mt	Million tonnes, metric
PCI	Pulverised Coal Injection
Net Debt	Defined as borrowings less cash

Quarterly Production and Sales Performance by Mine

Summary Information (unaudited)		Sep Q21	Jun Q21	Change	Sep 2021 YTD	Sep 2020 YTD	Change
ROM Production	Mt	6.3	6.9	(8.8)%	20.0	18.4	8.5%
Curragh	Mt	3.0	3.6	(16.9)%	10.3	11.0	(6.9)%
Buchanan	Mt	1.9	1.7	14.9%	5.4	3.9	37.4%
Logan	Mt	1.3	1.6	(15.1)%	4.4	3.3	33.7%
Greenbrier	Mt	0.0	0.0	0.0%	0.0	0.2	(100.0)%
Saleable Production	Mt	4.5	4.2	6.9%	13.3	12.6	5.8%
Curragh	Mt	2.8	2.7	5.6%	8.5	9.0	(3.5)%
Buchanan	Mt	1.2	1.0	21.9%	3.3	2.4	41.4%
Logan	Mt	0.5	0.5	(13.9)%	1.5	1.1	29.1%
Greenbrier	Mt	0.0	0.0	0.0%	0.0	0.1	(98.8)%
Sales Volumes	Mt	4.6	4.5	1.9%	13.5	13.2	1.8%
Curragh	Mt	2.8	2.8	(0.9)%	8.5	9.2	(7.5)%
Buchanan	Mt	1.2	1.0	20.8%	3.3	2.5	30.2%
Logan	Mt	0.5	0.6	(16.9)%	1.6	1.3	20.7%
Greenbrier	Mt	0.1	0.0	26.9%	0.1	0.2	(50.5)%

Some numerical figures in the above table have been subject to rounding adjustments. Accordingly, numerical figures shown as totals may not equal the sum of the figures that follow them. During Q3 2021, Coronado revised its production reporting methodology such that the clean equivalent of ROM coal inventory on hand at period end is now included as part of saleable production. Comparative saleable production figures have not been updated for this revised methodology.

Reconciliation of Non-GAAP financial measures

This report includes a discussion of results of operations and references to and analysis of certain non-GAAP measures (as described below) which are financial measures not recognised in accordance with U.S. GAAP. Non-GAAP financial measures are used by the Company and investors to measure operating performance.

Non-GAAP financial measures used in this report include (i) sales volumes and average realised price per Mt or Met Coal sold, which we define as Met Coal revenues divided by metallurgical sales volume; and (ii) average mining costs per Mt sold, which we define as mining costs divided by sales volumes.

We evaluate our mining cost on a cost per metric tonne basis. Mining costs is based on reported cost of coal revenues, which is shown on our statement of operations and comprehensive income exclusive of freight expense, Stanwell rebate, other royalties, depreciation, depletion and amortization and selling, general and administrative expenses, adjusted for other items that do not relate directly to the costs incurred to produce coal at the mine.

Reconciliations of certain forward-looking non-GAAP financial measures, including market guidance, to the most directly comparable GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of items impacting comparability and the periods in which such items may be recognised. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

A reconciliation of consolidated costs and expenses, consolidated operating costs, and consolidated mining costs are shown below:

	For the nine months ended September 30, 2021	For the nine months ended September 30, 2020
(In US$000, except for volume data, unaudited)	Total Consolidated	Total Consolidated
Total costs and expenses	1,338,553	1,182,080
Less: Selling, general and administrative expense	(21,250)	(20,138)
Less: Restructuring costs	(2,300)	-
Less: Depreciation, depletion and amortization	(132,754)	(135,542)
Total operating costs	1,182,249	1,026,400
Less: Other royalties	(83,219)	(65,151)
Less: Stanwell rebate	(43,169)	(82,571)
Less: Freight expenses	(166,090)	(133,475)
Less: Other non-mining costs	(46,471)	(14,862)
Total mining costs	843,300	730,341
Sales Volume excluding non-produced coal (MMt)	13.0	13.1
Average mining costs per tonne sold	64.7	56.0

A reconciliation of Realised price per Mt of Met Coal sold is shown below for each of the periods presented in this report:

	For the three months ended September 30, 2021
(In US$’000, except for volume data, unaudited)	Australian Operations		US Operations		Consolidated
Total Revenues	342,372		231,219		573,591
Less: Other revenues	9,814		490		10,304
Total coal revenues	332,558		230,729		563,287
Less: Thermal coal revenues	26,525		2,168		28,693
Met Coal revenues	306,033		228,561		534,594
Volume of Met Coal sold (Mt)	2.0		1.7		3.7
Realised price per Mt of Met Coal sold	$154.9	/t	$131.6	/t	$144.0	/t

	For the three months ended June 30, 2021
(In US$’000, except for volume data, unaudited)	Australian Operations		US Operations		Consolidated
Total Revenues	251,432		172,824		424,256
Less: Other revenues	8,683		1,809		10,492
Total coal revenues	242,749		171,015		413,764
Less: Thermal coal revenues	21,090		2,543		23,633
Met Coal revenues	221,659		168,472		390,131
Volume of Met Coal sold (Mt)	2.1		1.6		3.7
Realised price per Mt of Met Coal sold	$105.2	/t	$105.0	/t	$105.1	/t

	For the nine months ended September 30, 2021
(In US$’000, except for volume data, unaudited)	Australian Operations		US Operations		Consolidated
Total Revenues	832,098		541,860		1,373,958
Less: Other revenues	27,341		2,364		29,705
Total coal revenues	804,757		539,496		1,344,253
Less: Thermal coal revenues	70,614		5,479		76,093
Met Coal revenues	734,143		534,017		1,268,160
Volume of Met Coal sold (Mt)	6.3		4.8		11.1
Realised price per Mt of Met Coal sold	$117.0	/t	$111.5	/t	$114.6	/t

	For the nine months ended September 30, 2020
(In US$’000, except for volume data, unaudited)	Australian Operations		US Operations		Consolidated
Total Revenues	744,968		345,083		1,090,051
Less: Other revenues	23,996		4,501		28,497
Total coal revenues	720,972		340,582		1,061,554
Less: Thermal coal revenues	80,079		2,983		83,062
Met Coal revenues	640,893		337,599		978,492
Volume of Met Coal sold (Mt)	6.6		3.9		10.5
Realised price per Mt of Met Coal sold	$97.5	/t	$85.8	/t	$93.1	/t